NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (August 5, 2008) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended June 30, 2008, of $3,610,000 or $0.46 per share. This compares to net income of $2,806,000 or $0.36 per share for the quarter ended March 31, 2008, and compares to net income of $3,786,000 or $0.47 per share for the quarter ended June 30, 2007.
     Net income for the nine months ended June 30, 2008, was $8,285,000 or $1.05 per share, compared to net income of $12,129,000 or $1.48 per share for the nine months ended June 30, 2007.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.

                (Financial Highlights Schedule Attached)

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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Nine months ended
                                        -------------------------------------  -----------------------
                                          6/30/08       3/31/08      6/30/07     6/30/08      6/30/07
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $    9,858        9,052       10,436       28,999       31,436
Provision for loan losses                   1,600          700          175        3,000          934
Non-interest income                         6,772        5,390        5,858       14,450       16,764
Non-interest expense                        9,908        9,145        9,961       27,691       27,539
Income tax expense                          1,512        1,791        2,372        4,473        7,598
                                           -------      -------      -------      -------     -------
   Net income                          $    3,610        2,806        3,786        8,285       12,129
                                           =======      =======      =======      =======    ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,571,172    1,547,377    1,535,846    1,571,172   1,535,846
Total loans and mortgage-backed
  and related securities                 1,450,957    1,443,355    1,420,192    1,450,957   1,420,192
Customer and brokered deposit
  accounts                                 831,534      815,882      849,372      831,534     849,372
Stockholders' equity                       152,771      151,147      149,191      152,771     149,191


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     19.42        19.21        18.81        19.42       18.81
Earnings per share                            0.46         0.36         0.47         1.05        1.48
Cash dividends paid per share                0.225        0.225        0.225        0.675       0.675


Return on assets (annualized net income
  divided by total average assets)           0.93%        0.73%        0.98%        0.72%       1.06%

Return on equity (annualized net income
  divided by average stockholders' equity)   9.50%        7.46%       10.09%        7.31%      10.58%


Weighted average shares outstanding      7,867,614    7,867,614    7,986,967    7,867,614   8,169,670

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